Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

Fourth Quarter and Fiscal Year 2015 Financial Results

COSTA MESA, CA – March 10, 2016 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period and 52-week period ended December 30, 2015.

Highlights for the 13-week fourth quarter ended December 30, 2015, compared to the 14-week fourth quarter ended December 31, 2014 were as follows:

•	Total revenue was $86.3 million compared to $90.0 million. Fourth quarter 2014 results included approximately $4.6 million in revenue attributed to the extra operating week.

•	System-wide comparable restaurant sales grew 1.8%, including a 1.0% increase for company-operated restaurants, and a 2.4% increase for franchised restaurants.

•	Net income was $5.4 million, or $0.14 per diluted share, compared to $4.6 million, or $0.12 per diluted share in the prior year.

•	Pro forma net income(1) increased 8.7% to $6.0 million, or $0.15 per diluted share, compared to $5.5 million, or $0.14 per diluted share. Pro forma net income in the fourth quarter of 2014 included an estimated $0.01 per diluted share benefit from the extra week.

•	Adjusted EBITDA(1) was $15.2 million compared to $16.3 million in the prior year. Adjusted EBITDA in the fourth quarter of 2014 included an estimated $1.0 million benefit from the extra week.

(1)	Pro forma net income and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income to each of these measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Highlights for the 52-week fiscal year ended December 30, 2015, compared to the 53-week fiscal year ended December 31, 2014 were as follows:

•	Total revenue was $355.1 million compared to $344.9 million. Fiscal year 2014 results included approximately $4.6 million in revenue attributed to the extra operating week.

•	System-wide comparable restaurant sales grew 2.2%, including a 1.0% increase for company-operated restaurants, and a 3.1% increase for franchised restaurants.

•	Net income was $24.1 million, or $0.62 per diluted share, compared to $42.5 million, or $1.24 per diluted share in the prior year.

•	Pro forma net income(1) increased 28.0% to $27.5 million, or $0.71 per diluted share, compared to $21.5 million, or $0.55 per diluted share. Fiscal year 2014 results included an estimated $0.01 per share positive impact due to the extra week in the fourth quarter.

•	Adjusted EBITDA(1) increased 4.1% to $65.5 million. Fiscal year 2014 adjusted EBITDA included an estimated $1.0 million benefit from the extra week in the year.

Steve Sather, President and Chief Executive Officer of El Pollo Loco Holdings, Inc., stated, “We are confident we are taking the necessary steps to reengage our value customer, while continuing to improve the guest experience in our restaurants, thus enhancing our ‘QSR+’ positioning. While the full impact of our 2015 sales driving and operations enhancing initiatives will take time, we believe they are beginning to gain traction.”

Sather continued, “Development in the fourth quarter was robust, as we opened 11 company-operated and 3 franchised restaurants. We expect to open 18-22 company-operated restaurants and 10-15 franchised restaurants in 2016. The runway for growth is long, and we remain excited about the long term opportunity to bring our flame-grilled, citrus marinated chicken to customers across the country.”

Fourth Quarter 2015 Financial Results

Company-operated restaurant revenue in the fourth quarter of 2015 was $80.7 million, compared to $84.1 million in the same period last year. The Company’s fourth quarter of 2015 included 13 weeks compared to 14 weeks in the fourth quarter of 2014. Company-operated restaurant revenue in the fourth quarter of 2014 included approximately $4.6 million attributed to the extra week.

Comparable company-operated restaurant sales in the fourth quarter increased 1.0%, driven by a 2.7% increase in average check and a 1.6% decrease in traffic.

Franchise revenue in the fourth quarter of 2015 was $5.6 million, compared to $5.9 million in the fourth quarter of 2014. Franchised comparable restaurant sales increased 2.4% during the quarter.

Restaurant contribution was $17.4 million, compared to $18.8 million in the fourth quarter of 2014. As a percent of company-operated restaurant revenue, restaurant contribution margin decreased 80 basis points to 21.5%. The decrease in restaurant contribution margin was primarily the result of higher labor costs in addition to 40 basis points from operating leverage loss from the extra operating week in the fourth quarter of 2014.

Net income for the fourth quarter of 2015 was $5.4 million, or $0.14 per diluted share, compared to net income of $4.6 million, or $0.12 per diluted share in the fourth quarter of 2014. Pro forma net income increased 8.7% to $6.0 million, or $0.15 per diluted share during the fourth quarter of 2015, compared to $5.5 million, or $0.14 per diluted share during the fourth quarter of 2014. Fiscal year 2014 results included an estimated $0.01 per share positive impact due to the extra week in the fourth quarter. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data.

2016 Outlook

The Company expects 2016 pro forma diluted net income per share ranging from $0.70 to $0.74. This compares to pro forma diluted net income per share of $0.71 in 2015. Pro forma net income guidance for fiscal year 2016 is based, in part, on the following updated annual assumptions:

•	System-wide comparable restaurant sales growth in the low single digits;

•	The opening of 18-22 new company-owned restaurants and 10-15 new franchised restaurants;

•	Restaurant contribution margin of 21.2% to 21.6%;

•	G&A expenses of between 8.4% and 8.6% of total revenue;

•	Pro forma income tax rate of 40.0%; and

•	Adjusted EBITDA of between $69.0 and $71.5 million.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer. At December 30, 2015, there were 160 restaurants in our comparable company-operated restaurant base and 397 restaurants in our comparable system restaurant base.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our ongoing operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income reflects (i) the net decrease in interest expense resulting from the repayment of our second lien term loan facility with the proceeds from our IPO, (ii) the elimination of fees payable under the management agreement between us and affiliates of our sponsors, less sponsor expenses that were replaced with board of director costs after our IPO, (iii) providing for an estimate of recurring incremental legal, accounting, insurance and other compliance costs we incur as a public company for those periods where they had not yet been incurred, (iv) costs related to loss on disposal of assets and asset impairment and closed store costs, (v) amortization expense and other estimate adjustments incurred on the Tax Receivable Agreement (“TRA”) completed at the time of the IPO, (vi) professional fees incurred as a result of the block trade of 5.96 million common shares in the second quarter of 2015, (vii) legal costs associated with a securities class action lawsuit, and (viii) provision for income taxes at a normalized tax rate of 41.0%, which reflects our estimated long-term effective tax rate, including both federal and state income taxes. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”

Pro forma weighted-average share and per share data reflect the 8,214,286 additional shares of common stock issued in the IPO as if they had been issued on December 26, 2013. See also “Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter of 2015 today at 5:00 PM Eastern Time. Steve Sather, President and Chief Executive Officer, Larry Roberts, Chief Financial Officer, and Ed Valle, Chief Marketing Officer will host the call.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13630703. The replay will be available until Thursday, March 24, 2016. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq: LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 430 company-owned and franchised restaurants in Arizona, California, Nevada, Texas and Utah, El Pollo Loco is expanding its presence in key markets like Houston and Dallas through a combination of company and existing and new franchisee development. Some say the lengths we go to create fresh, delicious food are crazy. We say it’s Crazy You Can Taste. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our annual report on Form 10-K for the year ended December 30, 2015, file number 001-36556, including the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” That filing and future filings are available online at www.sec.gov, at www.elpolloloco.com or upon request from El Pollo Loco.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used in this press release may be different from the measures used by other companies.

Investor Contact:

Fitzhugh Taylor, ICR

fitzhugh.taylor@icrinc.com

714-599-5200

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Thirteen Weeks Ended December 30, 2015		Fourteen Weeks Ended December 31, 2014		Fifty-Two Weeks Ended December 30, 2015		Fifty-Three Weeks Ended December 31, 2014
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	$80,746	93.6%	$84,084	93.5%	$332,040	93.5%	$322,516	93.5%
Franchise revenue	5,561	6.4%	5,889	6.5%	23,017	6.5%	22,345	6.5%

Total revenue	86,307	100.0%	89,973	100.0%	355,057	100.0%	344,861	100.0%
Costs of operations:
Food and paper cost (1)	25,368	31.4%	26,777	31.8%	105,917	31.9%	102,611	31.8%
Labor and related expenses (1)	20,738	25.7%	21,094	25.1%	84,231	25.4%	80,646	25.0%
Occupancy and other operating expenses (1)	17,246	21.4%	17,447	20.7%	69,977	21.1%	68,538	21.3%

Company restaurant expenses (1)	63,352	78.5%	65,318	77.7%	260,125	78.3%	251,795	78.1%
General and administrative expenses	8,791	10.2%	8,545	9.5%	28,997	8.2%	29,519	8.6%
Franchise expenses	836	1.0%	877	1.0%	3,456	1.0%	3,704	1.1%
Depreciation and amortization	3,468	4.0%	3,267	3.6%	13,092	3.7%	11,538	3.3%
Loss on disposal of assets	44	0.1%	37	0.0%	471	0.1%	646	0.2%
Asset impairment and closed-store reserves	68	0.1%	618	0.7%	92	0.0%	1,033	0.3%

Total expenses	76,559	88.7%	78,662	87.4%	306,233	86.2%	298,235	86.5%

Gain on disposition of restaurants	—	0.0%	—	0.0%	—	0.0%	2,658	0.8%

Income from operations	9,748	11.3%	11,311	12.6%	48,824	13.8%	49,284	14.3%
Interest expense, net	672	0.8%	2,776	3.1%	3,707	1.0%	18,062	5.2%
Early extinguishment of debt	—	0.0%	4,636	5.2%	—	0.0%	9,718	2.8%
Expenses related to selling shareholders	—	0.0%	667	0.7%	50	0.0%	667	0.2%
Income tax receivable agreement expense	(867)	-1.0%	1,263	1.4%	156	0.0%	41,382	12.0%

Income (loss) before provision (benefit) for income taxes	9,943	11.5%	1,969	2.2%	44,911	12.6%	(20,545)	-6.0%
Provision (benefit) for income taxes	4,576	5.3%	(2,606)	-2.9%	20,857	5.9%	(63,008)	-18.3%

Net Income	$5,367	6.2%	$4,575	5.1%	$24,054	6.8%	$42,463	12.3%

Net income per share:
Basic	$0.14		$0.12		$0.63		$1.32
Diluted	$0.14		$0.12		$0.62		$1.24
Weighted average shares used in computing net income per share:
Basic	38,284,435		37,149,379		37,949,316		32,285,484
Diluted	38,965,248		39,691,650		39,039,558		34,346,241

(1)	As a percentage of restaurant revenue

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	December 30, 2015	December 31, 2014
Balance Sheet Data:
Cash and cash equivalents	$6,101	$11,499
Total assets	461,028	455,306
Total debt	123,638	165,846
Total liabilities	216,395	244,906
Total stockholders’ equity	244,633	210,400

	Fifty-Two Weeks Ended December 30, 2015	Fifty-Three Weeks Ended December 31, 2014
Selected Operating Data:
Company-owned restaurants at end of period	186	172
Franchise restaurants at end of period	247	243
Company-owned:
Comparable restaurant sales	1.0%	5.8%
Units in the comparable base	160	160

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(dollar amounts in thousands)

	Thirteen Weeks Ended December 30, 2015	Fourteen Weeks Ended December 31, 2014	Fifty-Two Weeks Ended December 30, 2015	Fifty-Three Weeks Ended December 31, 2014

Adjusted EBITDA:
Net income, as reported	$5,367	$4,575	$24,054	$42,463
Provision (benefit) for income tax	4,576	(2,606)	20,857	(63,008)
Interest expense, net	672	2,776	3,707	18,062
Depreciation and amortization	3,468	3,267	13,092	11,538

EBITDA	14,083	8,012	61,710	9,055
Stock-based compensation expense	(69)	458	539	1,093
Management fees	—	—	—	343
Loss on disposal of assets	44	37	471	646
Asset impairment and closed-store reserves	68	618	92	1,033
Pre-opening costs	985	542	1,456	1,215
Gain on disposition of restaurants	—	—	—	(2,658)
Expenses related to selling shareholders	—	667	50	667
Income tax receivable agreement expense	(867)	1,263	156	41,382
Tax credit expense	—	99	—	415
Securities class action legal expense	993	—	993	—
Early extinguishment of debt	—	4,636	—	9,718

Adjusted EBITDA	$15,237	$16,332	$65,467	$62,909

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME

(dollar amounts in thousands, except per share data)

	Thirteen Weeks Ended December 30, 2015	Fourteen Weeks Ended December 31, 2014	Fifty-Two Weeks Ended December 30, 2015	Fifty-Three Weeks Ended December 31, 2014

Pro forma net income:
Net income, as reported	$5,367	$4,575	$24,054	$42,463
Provision (benefit) for taxes, as reported	4,576	(2,606)	20,857	(63,008)
Interest expense, as reported	672	2,776	3,707	18,062
Pro forma interest expense	(672)	(2,776)	(3,707)	(12,100)
IPO costs	—	—	—	298
Ongoing public company costs	—	—	—	(928)
Early extinguishment of debt	—	4,636	—	9,718
Gain on disposition of restaurants	—	—	—	(2,658)
TRA expense	(867)	1,263	156	41,382
Tax credit costs	—	99	—	415
Management fees	—	—	—	173
Expenses related to selling shareholders	—	667	50	667
Loss on disposal of assets	44	37	471	646
Asset impairment and closed-store costs	68	618	92	1,033
Securities class action legal expense	993	—	993	—
Provision for income taxes	(4,174)	(3,762)	(19,136)	(14,646)

Pro forma net income	$6,007	$5,527	27,537	21,517

Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.16	$0.15	$0.73	$0.58

Diluted	$0.15	$0.14	$0.71	$0.55

Weighted-average shares used in computing pro forma net income per share
Basic	38,284,435	37,149,379	37,949,316	36,979,362
Diluted	38,965,248	39,691,650	39,039,558	39,040,119